Exhibit 10.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

VIA DOCUSIGN	July 27, 2026

Mary Mabey

[***]

RE:	Transition and General Release Agreement

Dear Mary:

As discussed, this Transition and General Release Agreement (“Transition Agreement”) confirms our mutual agreement regarding the terms and conditions of your transition from employment with ATN International, Inc. (the “Company”). You and the Company agree as follows:

1.	Transition Period & Last Day of Employment. If you timely sign this Transition Agreement, your last day of employment with the Company will be October 31, 2026, unless terminated earlier as provided below or extended by written agreement signed by you and the Company. During the period from the Effective Date of this Transition Agreement to your last day of employment (the “Transition Period”), (a) you will remain an employee receiving your full benefits and base salary, and (b) you will continue to fulfill your responsibilities to the Company as directed by the Chief Executive Officer (the “CEO”).

2.	Termination Prior to October 31, 2026. Your employment may be terminated at any time prior to October 31, 2026 (a) by you for any reason, (b) by the Company for Cause as defined in the Executive Agreement dated as of March 9, 2023 between you and the Company (the “Executive Agreement”), or (c) by the Company without Cause (the actual date of your termination of employment for any reason, the “Termination Date”). If you terminate your employment prior to October 31, 2026, you agree to give the Company at least two weeks of written advance notice before your last day of employment. For the avoidance of doubt, should your employment terminate in accordance with Section 2(c) of this Agreement, you will receive the benefits set forth in Section 5 herein.

3.	Benefits. Your health benefits with the Company will continue until the last day of the month of your last day of employment. You may elect to continue to receive health coverage pursuant to the requirements under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Please consult the COBRA materials provided separately following your last day of employment for details regarding COBRA. All other benefits shall terminate on the Termination Date.

4.	Equity Compensation. All equity that is not vested on the Termination Date shall terminate or shall be forfeited to the Company by you, effective as of the Termination Date.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

5.	Severance Benefits. If (a) your employment is not terminated by you for any reason on or before October 31, 2026 or by the Company for Cause on or before October 31, 2026, (b) you timely execute and comply with the terms of this Transition Agreement, (c) you execute the General Release attached as Exhibit A within 21 days following the Termination Date and do not revoke it, (d) you return all Company property on your last day of employment or sooner if requested by the Company, and (e) you comply with your obligations under this Transition Agreement and your continuing obligations to the Company under the Executive Agreement, you will receive the following benefits (the “Severance Benefits”):

a)	Continued payment of your current base salary for the period beginning on the Termination Date and ending on October 31, 2027 (the “Severance Period”), payable to you in accordance with the Company’s regular payroll schedule in equal amounts over the Severance Period (i.e., $13,231 paid biweekly during the Severance Period). Payment shall commence on the first payroll date following the effective date of the General Release, and any amounts that would have otherwise been paid in accordance with the Company’s payroll schedule between the Termination Date and the first payment date shall be included with the first payment.

b)	You will be eligible to receive annual incentive bonus for 2026 (the “2026 Pro-Rated Bonus”), with a target value equal to 60% of your annual base salary, pro-rated for your period of employment during 2026, calculated as follows: 50% of the 2026 Pro-Rated Bonus shall be based on Company performance for the 2026 year, and 50% of the 2026 Pro-Rated Bonus shall be based on your individual performance for the 2026 year. The 2026 Pro-Rated Bonus shall be paid in 2027 at the time annual bonuses are paid to active Company employees.

c)	During the Severance Period, if you (i) timely elect COBRA continuation coverage, (ii) timely remit premium payments, and (iii) remain eligible for COBRA continuation coverage under the Company’s group health plan, you shall only be required to pay active employee rates, as in effect from time to time; provided that, if this arrangement causes you or the Company to incur adverse tax consequences or penalties under applicable law, then during the Severance Period, the Company will reimburse you on an after-tax basis for each COBRA premium paid by you, to the extent such payment exceeds active employee rates for such coverage. Any such reimbursement will be paid on a monthly basis. In all events, if you elect to continue COBRA continuation coverage after the Severance Period ends, you will be required to pay the full COBRA premium rate for such coverage for the remainder of the COBRA continuation period.

6.	Return of Property. You represent and confirm that you will return, in good working order, all Company property and equipment in your possession or control within five days from the earlier of your last day of employment and the Company’s written request, including, but not limited to, keys, files, equipment (i.e., computer, computer hardware, software and printers, wireless handheld devices, cellular phones, and pagers), identification badges, employee lists, files, notes, passwords, filings, contracts, records, business plans, financial information, specifications, computer-recorded information, tangible property, and any other material of any kind which contains or embody any proprietary or confidential materials (including all reproductions). You represent and confirm that you have left intact and have stored on Company servers, and will continue to do so while you remain an employee, all electronic documents, including those that you developed or helped to develop during your employment.

7.	No Additional Entitlements. You acknowledge that, as of the date hereof, you have been reimbursed for all business expenses incurred by you in conjunction with your employment with the Company and that no other reimbursements are owed to you. To the extent you incur any additional business expense while you are an employee, you will submit such expense for reimbursement per the Company’s expense reimbursement policy and procedures. The Company agrees that until the Termination Date, you will remain eligible for all entitlements generally available to Company employees, including but not limited to vacation pay and sick pay, in accordance with the Company’s normal policies. You agree that, as of the date hereof, and other than as provided for in this Transition Agreement, you have received all entitlements due from the Company relating to your employment with the Company, including, but not limited to, all wages earned, all commissions and bonuses, sick pay, vacation pay, overtime pay, and any paid and unpaid personal leave for which you were eligible and entitled, and that no other entitlements are due to you other than as set forth in this Transition Agreement.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

8.	Amendment. This Transition Agreement may not be modified or amended, except upon the express written consent of both you and the Company. This Transition Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors, and administrators.

9.	Waiver of Rights. A waiver by either party hereto of a breach of any term or provision of this Transition Agreement shall not be construed as a waiver of any subsequent breach.

10.	Validity. Should any provision of this Transition Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Transition Agreement.

11.	Nature of Agreement. You understand and agree that this Transition Agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

12.	Taxes. You acknowledge and agree that the amounts described in Section 5 of this Transition Agreement are subject to applicable taxes and withholdings, and that neither the Company nor its affiliates has provided you with any advice or counsel with respect to the tax consequences of such amounts. You further acknowledge and agree that you are solely responsible, and shall indemnify and hold the Company and its affiliates harmless, for any and all taxes (excluding the employer portion of social security and Medicare taxes), including any penalty or excise taxes, that may result from your receipt of all amounts payable and benefits to be provided to you under this Transition Agreement. This Transition Agreement is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Notwithstanding any other provision of this Transition Agreement, payments provided under this Transition Agreement may only be made in a manner and upon an event that complies with Section 409A or an applicable exemption. For purposes of Section 409A, each installment payment provided under this Transition Agreement shall be treated as a separate payment. Any payments to be made under this Transition Agreement upon a termination of employment shall only be made upon a separation from service under Section 409A. To the extent required by Section 409A, any payment pursuant to this Transition Agreement shall be delayed for six months on account of your status as a “specified employee” for purposes of Section 409A. Any amounts delayed pursuant to the preceding sentence shall be paid in a lump sum on the first payroll date immediately following the six-month anniversary of your separation from service under Section 409A. Neither the Company nor any of its affiliates makes or has made any representation, warranty or guarantee of any federal, state, or local tax consequences to you of your receipt of any payment or benefit hereunder, including, but not limited to, under Section 409A. You acknowledge and agree that you shall not make any claim against the Company or its affiliates based on how the Company reports to the tax authorities amounts paid under this Transition Agreement.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

13.	Applicable Law & Arbitration. This Transition Agreement shall be interpreted and construed by the laws of the State of Delaware. Any disputes arising out of this Transition Agreement shall be resolved through mandatory binding arbitration per Section 15 of the Executive Agreement. Included within the scope of the parties’ agreement to arbitrate are all disputes including, but not limited to, any claims alleging employment discrimination, harassment, hostile environment, retaliation, whistleblower protection, wrongful discharge, constructive discharge, failure to grant leave, failure to reinstate, failure to accommodate, tortious conduct, breach of contract, and/or any other claims you may have against the Company for any alleged damages arising out of your employment relationship or the termination of your employment relationship. Any demand for arbitration shall be served on the other party before expiration of the statute of limitations that would be applicable if the claim were filed in court.

14.	Medicare Disclaimer. You acknowledge that you are not a Medicare Beneficiary as of the time you enter into this Transition Agreement. To the extent that you are a Medicare Beneficiary, you agree to contact the Company for further instruction.

15.	Revocation by the Company. You agree that if you fail to execute or return the Transition Agreement within the date provided, the promises and agreements made by the Company will be automatically revoked without additional notice. You understand and agree that if you do not timely execute the General Release attached as Exhibit A, or if you timely revoke the General Release, you will not be eligible for the Severance Benefits set forth in Section 5.

16.	Breach. You acknowledge that if you breach your commitments to the Company in this Transition Agreement, the General Release, or the Executive Agreement, you will forfeit the Severance Benefits set forth in Section 5 and be subject to suit by the Company for damages and equitable relief relating to such breach. You further acknowledge that any breach by you of this Transition Agreement, the General Release, or the Executive Agreement will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies at law, the right to seek an injunction, specific performance or other equitable relief to prevent the violation of your obligations hereunder.

17.	Entire Agreement. This Transition Agreement together with the General Release and the Executive Agreement (to the extent incorporated into this Transition Agreement by reference) contains and constitutes the entire understanding and agreement between the parties with respect to your Severance Benefits and the release of claim and cancels all previous oral and written negotiations, agreements, or commitments in connection therewith.

18.	Acknowledgments. By signing this Transition Agreement, you hereby acknowledge and agree that: (i) you have read it in its entirety and understand all of its terms; (ii) you have been advised of and have availed yourself of your right to consult with an attorney prior to executing it; (iii) you knowingly, freely and voluntarily assent to all of the terms and conditions set out in this Transition Agreement; (iv) you are executing this Transition Agreement in exchange for good and valuable consideration in addition to anything of value to which you are otherwise entitled; and (v) you were given a reasonable period of time to consider the terms of this Transition Agreement and consult with an attorney of your choice.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

If you choose to sign this Transition Agreement, please do so and return all pages of this Transition Agreement to me.

Very truly yours,

ATN International, Inc.

By:	/s/ Naji Khoury
Name: Naji Khoury
Title: Chief Executive Officer

UNDERSTOOD, AGREED TO AND ACCEPTED WITH THE INTENTION TO BE LEGALLY BOUND:

/s/ Mary Mabey
Mary Mabey

July 27, 2026
Date

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

EXHIBIT A

GENERAL RELEASE AND WAIVER OF CLAIMS

THIS GENERAL RELEASE AND WAIVER OF CLAIMS (this “Release”) is made and entered by and between ATN International, Inc., a Delaware corporation (the “Company”), and Mary Mabey (the “Executive”). Terms used but not defined herein, shall have the same meaning set forth in the Executive Agreement (the “Executive Agreement”), dated as of March 9, 2023 by and between the Company and the Executive, and in the Transition and General Release Agreement (the “Transition Agreement”) dated July 27, 2026 by and between the Company and the Executive. In exchange for the consideration set forth in the Transition Agreement, the Executive hereby agrees to be bound by the terms of this Release as follows:

1.	General Release and Waiver of Claims

(a)	The Executive and her heirs, executors, representatives, agents, insurers, administrators, successors and assigns (collectively, the “Releasors”) irrevocably and unconditionally fully and forever waive, release and discharge the Company, including the Company’s parents, subsidiaries, affiliates, predecessors, successors and assigns, and all of their respective officers, directors, employees, shareholders, and agents in their corporate and individual capacities (collectively, the “Releasees”) from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities and expenses (inclusive of attorneys’ fees) of any kind whatsoever (collectively, “Claims”), whether known or unknown, from the beginning of time to the date of the Executive’s execution of this Release, including, without limitation, any claims under any federal, state, local or foreign law, that Releasors may have, have ever had or may in the future have arising out of, or in any way related to the Executive’s hire, benefits, employment, termination or separation from employment with the Company and any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter, including, but not limited to (i) any and all claims under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Equal Pay Act, the Employee Retirement Income Security Act (with respect to unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Age Discrimination in Employment Act, the Uniform Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act of 2008, the Massachusetts Fair Employment Practices Law, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Minimum Fair Wage Act, the Massachusetts Plant Closing Law, the Massachusetts Wage Act (as described further below), the Massachusetts Equal Pay Act, the Massachusetts Maternity Leave Act, the Massachusetts Earned Sick Time Law, the Massachusetts Paid Family and Medical Leave Act, the Massachusetts Sexual Harassment Statute, the Delaware Persons With Disabilities Employment Protection Act, the Delaware Whistleblowers’ Protection Act, the Delaware Wage Payment and Collection Act, the Delaware Fair Employment Practices Act, Delaware’s social media law, all as amended, and all of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation and/or severance; (iii) any and all claims arising under tort, contract and/or quasi-contract law, including but not limited to claims of breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress; (iv) any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements; and (v) any and all claims under any federal, state, local, and/or municipal statute, law, amendment, directive, order, and/or regulation enacted in response to the COVID-19 pandemic.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

(b)	Massachusetts Wage Act Waiver. By signing this Release, Executive acknowledges that this waiver includes any claims against the Releasees under Mass. Gen. Laws ch. 149, § 148 et seq., — the Massachusetts Wage Act. These claims include, but are not limited to, claims for failure to pay earned wages, failure to pay overtime, failure to pay earned commissions, failure to timely pay wages, failure to pay accrued vacation or holiday pay, failure to furnish appropriate pay stubs, improper wage deductions, and failure to provide proper check-cashing facilities.

(c)	Nothing in this Release is intended to nor shall it prohibit Executive from filing a charge with, or providing information to, the United States Equal Employment Opportunity Commission (the “EEOC”) or an equivalent state or local agency, or from participating or cooperating in any investigation or proceeding conducted by the EEOC or equivalent agency regarding any claim of employment discrimination (although, in connection with any such charge or complaint, Executive has waived any right to personal injunctive relief and to personal recovery, damages, and compensation of any kind on the claims released in this Release). This Release excludes, and the Executive does not waive, release or discharge, (i) claims which cannot be waived by law, such as claims for unemployment compensation benefits, workers’ compensation benefits, or claims under COBRA, (ii) any rights to vested benefits, such as pension or retirement benefits; (iii) any claim or right that may arise after the execution of this Release; or (iv) any rights to indemnification by the Company of Executive in accordance with the Company’s by-laws, any signed indemnification agreement, or applicable law.

(d)	Executive also agrees to waive any right to bring, maintain, or participate in a class action, collective action, or representative action against the Releasees to the fullest extent permitted by law. Executive agrees that Executive may not serve as a representative of a class action, collective action, or representative action, may not participate as a member of a class action, collective action, or representative action, and may not recover any relief from a class action, collective action, or representative action. Executive further agrees that if Executive is included within a class action, collective action, or representative action, Executive will take all steps necessary to opt-out of the action or refrain from opting in, as the case may be. Executive is not waiving any right to challenge the validity of this subsection 1(d) on any grounds that may exist in law and equity. However, the Releasees reserve the right to attempt to enforce this Release, including this subsection 1(d), in any appropriate forum.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

2.	Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under the Transition Agreement, the Releasors hereby irrevocably and unconditionally fully and forever waive, release and discharge the Releasees from any and all Claims, whether known or unknown, from the beginning of time to the date of the Executive’s execution of this Release arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Release, the Executive hereby acknowledges and agrees that: (i) the Executive has read this Release in its entirety and understands all of its terms; (ii) the Executive has been advised of and has availed herself of her right to consult with her attorney prior to executing this Release; (iii) the Executive knowingly, freely and voluntarily assents to all of the terms and conditions set out in this Release including, without limitation, the waiver, release and covenants contained herein; (iv) the Executive is executing this Release in exchange for good and valuable consideration in addition to anything of value to which she is otherwise entitled; (v) the Executive was given twenty-one (21) days to consider the terms of this Release and consult with an attorney of her choice, although she may sign it sooner if desired; (vi) the Executive understands that she has seven (7) business days from the date she signs this Release to revoke the release in this paragraph by delivering notice of revocation to the then Chairperson of the Compensation Committee, at the Chairperson’s e-mail address or home address as then maintained on the Company’s records before the end of such seven-day period; (vii) the Executive understands that the execution of this Release is being requested in connection with the cessation of her employment with the Company; and (viii) the Executive understands that the release contained in this paragraph does not apply to rights and claims that may arise after the date on which the Executive signs this Release. This Release shall not become effective, until the eighth (8th) business day after the date the Executive executes this Release. Such date shall be the effective date of this Release (the “Release Effective Date”). No payments due to the Executive under Section 5 of the Transition Agreement shall be made or begin before the Release Effective Date.

3.	Reports to Government Entities. Nothing in this Release or the Transition Agreement restricts or prohibits Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including without limitation, the EEOC, the Department of Labor, the National Labor Relations Board, the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Occupational Safety and Health Administration, the U.S. Congress, any other federal, state, or local government agency or commission, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation. Executive does not need the prior authorization of the Company to engage in conduct protected by this section, and does not need to notify the Company that Executive has engaged in such conduct. This Release does not limit Executive’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of the law. However, to the maximum extent permitted by law, Executive is waiving any right to receive any individual monetary relief from the Company or any other Releasee (as defined above) resulting from the released claims, regardless of whether Executive or another party has filed them, and in the event Executive obtains such monetary relief, the Company will be entitled to an offset for any severance payments made pursuant to the Transition Agreement. Executive recognizes and agrees that, in connection with any such activity outlined above, Executive must inform the Regulators, Executive’s attorney, a court or a government official that the information Executive is providing is confidential. Despite the foregoing, Executive is not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information Executive came to learn during the course of Executive’s employment with the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege and/or attorney work product doctrine. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

4.	Non-Compete Covenant.

Executive hereby reaffirms the covenant not to compete set forth in Section 7(a) of the Executive Agreement, which is incorporated by reference in this Release made in connection with the Executive’s separation of employment. Executive is expressly given seven (7) business days to rescind acceptance of this Release.

5.	Acknowledgment of Full Understanding.

THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT SHE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS RELEASE. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT SHE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HER CHOICE BEFORE SIGNING THIS RELEASE. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT HER SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE COMPANY FROM ANY AND ALL CLAIMS.

EXECUTIVE

Signature:	Date:
Name: Mary Mabey

Accepted and agreed to by:

ATN INTERNATIONAL, INC.

By:
Name:	Naji Khoury
Title:	Chief Executive Officer
Date: